===============================================================================
Prospectus Supplement
October 30, 1998
(To Prospectus dated June 1, 1998)


                      DONALDSON, LUFKIN & JENRETTE, INC.
                                 $500,000,000
         MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

-------------------------------------------------------------------------------

CERTAIN DATA ON THE COMPANY:


 o  We are a leading integrated investment
    and merchant bank that serves
    institutional, corporate, governmental
    and individual clients.

 o  Donaldson, Lufkin & Jenrette, Inc.
    277 Park Avenue
    New York, New York 10172
    (212) 892-3000

TRADING FORMAT:

 o The notes will be held in global form by The Depository Trust Company, including on behalf of Euroclear and Cedel Bank, unless otherwise specified.

 o  The notes will not be listed on a
    securities exchange in the United States.

CERTAIN TERMS OF THE NOTES:

The specific terms of any note offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise, the notes will have the following general terms:

 o The notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on:
       o  CD Rate
       o  Commercial Paper Rate
       o  Federal Funds Rate
       o  LIBOR
       o  Prime Rate
       o  Treasury Rate
       o  Any other rate specified in the
          applicable pricing supplement

 o Fixed rate interest will be paid on June 15 and December 15, accruing from the date of issue. Floating rate interest will be paid on the dates stated in the applicable pricing supplement.

 o  The notes may be either callable by
    Donaldson, Lufkin & Jenrette, Inc. or
    puttable by you, if specified in the
    applicable pricing supplement.

 o  The notes will be denominated in U.S.
    dollars and have minimum denominations
    of $1,000, unless otherwise specified.

   This investment involves risk. See "Foreign Currency Risks" on page S-22.

--------------------------------------------------------------------------------
Neither the SEC nor any State securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

     This Prospectus Supplement has been prepared for use by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales of the Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The Company has been advised by DLJSC that it currently intends to make a market in the Notes; however, it is not obligated to do so. Any such market-making may be discontinued at any time, and there is no assurance as to the liquidity of, or trading market for, the Notes. DLJSC may act as principal or agent in such transactions. See "Plan of Distribution" herein.

                               TABLE OF CONTENTS


                             PROSPECTUS SUPPLEMENT



Ratio of Earnings to Fixed Charges ...........................................    S-3
Description of Notes .........................................................    S-3
Special Provisions Relating to Foreign Currency Notes ........................   S-18
Foreign Currency Risks .......................................................   S-22
United States Tax Considerations .............................................   S-23
Plan of Distribution .........................................................   S-30


                                   PROSPECTUS

Available Information ........................................................      2
Incorporation of Certain Information by Reference ............................      2
Use of Proceeds ..............................................................      3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and
 Preferred Stock Dividends ...................................................      3
The Company ..................................................................      4
Description of Capital Stock .................................................      6
Description of Debt Securities ...............................................      9
Description of Warrants ......................................................     21
Plan of Distribution .........................................................     22
Legal Matters ................................................................     23
Experts ......................................................................     23


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                                           SIX MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                         JUNE 30,
                               ---------------------------------------------------------   -----------------
                                  1993        1994        1995        1996        1997            1998
Ratio of earnings to
 fixed charges (1) .........      1.20        1.10        1.11        1.16        1.16            1.19

----------
(1) For the purpose of calculating the ratio of earnings to fixed charges (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor.



                             DESCRIPTION OF NOTES


GENERAL

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities", "Senior Debt Securities" or "Offered Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below, except that references to interest payments and interest-related information do not apply to certain Original Issue Discount Notes. See "--Original Issue Discount Notes."

     The Notes will be issued under an Indenture dated as of June 8, 1998 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

     The Notes will be direct, unsecured and unsubordinated obligations of the Company. Except as described under "Description of Debt Securities--Negative Pledge" in the accompanying Prospectus, the Notes will not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The operations of the Company are conducted through its subsidiaries, and therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Notes. The Notes will be effectively subordinated to all indebtedness of the Company's subsidiaries. The Company's rights and the rights of its creditors, including holders of Notes, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent the Company may itself be a creditor with reorganized claims against such subsidiary.

     This Prospectus Supplement and any Pricing Supplement, may be used in connection with the offer and sale from time to time of Notes in an aggregate initial public offering price of up to U.S. $500,000,000 or the equivalent thereof in other currencies, currency units or composite currencies (provided that, with respect to Original Issue Discount Notes, the initial offering price of such Notes shall be used in calculating the aggregate principal amount of Notes offered hereunder). The aggregate principal amount of Notes authorized to be issued hereunder may be increased by the Company from time to time. The aggregate principal amount of Notes authorized to be issued under this Prospectus Supplement is subject to reduction as a result of the sale by the Company of other Securities (as defined in the Prospectus) from time to time as described in the accompanying Prospectus to the extent the aggregate offering prices of such Securities exceeds $1,125,000,000, including $500,000,000 of Securities issued prior to the date of this Prospectus Supplement. See "Plan of Distribution" herein and in the accompanying Prospectus.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the currency or currency unit in which such Note is denominated (the "Specified Currency") and, if other than the Specified Currency, the currency or currency unit in which payments of principal and interest on such Note will be made (and, if the Specified Currency is other than U.S. dollars, certain other terms relating to such Note (a "Foreign Currency Note") and such Specified Currency); (ii) whether such Note bears a fixed rate of interest (a "Fixed Rate Note") or bears a floating rate of interest (a "Floating Rate Note") (including whether such Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note (each as defined below));
(iii) the price at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date on which such Note will mature; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether the maturity thereof is extendible; (vii) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Payment Dates, the Index Maturity, the Spread and/or Spread Multiplier, if any (each as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (viii) if such Note is an Indexed Note (as defined below), the terms relating to the particular Note; (ix) if such Note is a Dual Currency Note (as defined below) the terms relating to the particular Note; (x) if such Note is an Amortizing Note (as defined below), the amortization schedule and any other terms relating to the particular Note; (xi) whether such Note is an Original Issue Discount Note; (xii) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to its stated maturity as described under "--Optional Redemption by the Company" and "--Repayment at the Noteholders' Option; Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment; (xiii) any relevant tax consequences associated with the terms of the Notes which have not been described under "United States Tax Considerations" below; and (xiv) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Subject to such additional restrictions as are described under "Special Provisions Relating to Foreign Currency Notes," each Note will mature on a day, nine months or more from the date of issue, as specified in the applicable Pricing Supplement, as selected by the initial purchaser and agreed to by the Company. In the event that such maturity date of any Note or any date fixed for redemption or repayment of any Note (collectively, the "Maturity Date") is not a Business Day (as defined below), principal and interest payable at maturity or upon such redemption or repayment will be paid on the next succeeding Business Day with the same effect as if such Business Day were the Maturity Date. No interest shall accrue for the period from and after the Maturity Date to such next succeeding Business Day. Except as may be provided in the applicable Pricing Supplement and except for Indexed Notes, all Notes will mature at par.

     The Notes will be offered on a continuing basis, and will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement; provided, however, that Notes in Specified Currencies other than U.S. dollars shall be issued in such denominations as are set forth in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

     Notes will be issued in the form of (i) one or more fully registered global securities (each, a "Global Security") deposited with or on behalf of a depositary (the "Depositary") which, unless otherwise specified in the applicable Pricing Supplement, will be The Depository Trust Company ("DTC"), and registered in the name of a nominee of the Depositary (a "Book-Entry Note") or (ii) a certificate in definitive form (a "Certificated Note"), in each case as specified in the applicable Pricing Supplement. See "Description of Debt Securities--Book-Entry System" in the Prospectus. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under the caption "Description of Debt Securities--Book-Entry System," Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Principal of, premium, if any, and interest, if any, on any Notes payable in U.S. dollars will be payable in the manner described herein, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the office of The Chase Manhattan Bank, the Company's paying agent (the "Paying Agent," which term includes any successor paying agent appointed by the Company) and registrar for the Notes (the "Registrar," which term includes any successor registrar), currently located at 450 West 33rd Street, New York, New York 10001, or such other person or persons as may be specified in the applicable Pricing Supplement; provided, that payment of interest, other than interest at maturity or upon redemption or repayment, may be made by check mailed to the address of the person entitled thereto as it appears on the security register at the close of business on the Regular Record Date (as defined herein) corresponding to the relevant Interest Payment Date (as defined herein); provided, further, that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus. Notwithstanding the foregoing, (i) a depositary, as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (ii) a holder of $5,000,000 (or, if the Notes are denominated in a Specified Currency other than U.S. dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes having identical terms and provisions shall be entitled to receive payments of interest, other than interest due at maturity or upon redemption or repayment, if any, by wire transfer of immediately available funds into an account maintained by the holder in the United States, if appropriate wire transfer instructions have been received by the Paying Agent not less than ten days prior to the applicable Interest Payment Date. Certain additional payment provisions with respect to Foreign Currency Notes are described under "Special Provisions Relating to Foreign Currency Notes" below.

     The principal and interest payable in U.S. dollars on a Certificated Note at maturity or upon redemption or repayment will be paid by wire transfer of immediately available funds against presentation of such Certificated Note at the office of the Paying Agent, unless otherwise provided in the applicable Pricing Supplement.


INTEREST AND INTEREST RATES


 General

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at either (a) a fixed rate or (b) a floating rate determined by reference to an Interest Rate Basis, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and (ii) a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period. The applicable Pricing Supplement will designate (a) a fixed rate per annum, in which case such Notes will be Fixed Rate Notes; or (b) one or more of the following Interest Rate Bases as applicable to such Notes, in which case such Notes will be Floating Rate Notes: (i) the CD Rate, in which case such Notes will be "CD Rate Notes;" (ii) the Commercial Paper Rate, in which case such Notes will be "Commercial Paper Rate Notes;" (iii) the Federal Funds Rate, in which case such Notes will be "Federal Funds Rate Notes;" (iv) LIBOR, in which case such Notes will be "LIBOR Notes;" (v) the Prime Rate, in which case such Notes will be "Prime Rate Notes;" (vi) the Treasury Rate, in which case such Notes will be "Treasury Rate Notes;" or (vii) such other interest rate basis or formula as is set forth in such Pricing Supplement.

     Each Note will bear interest from its date of issue or from the most recent date to which interest on such Note has been paid or duly provided for, at the annual rate or at a rate determined pursuant to an interest rate formula, stated therein, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date (except for certain Original Issue Discount Notes and except for Notes originally issued between a Regular Record Date and an Interest Payment Date) and at maturity or on redemption or repayment, if any. Unless otherwise indicated in the applicable Pricing Supplement, interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid with respect to the applicable Note) to but excluding the related Interest Payment Date or the Maturity Date, as the case may be.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding the related Interest Payment date; provided, however, that (i) if the Company fails to pay such interest on such Interest Payment Date, such defaulted interest will be paid to the person in whose name such Note is registered at the close of business on the record date to be established for the payment of defaulted interest and (ii) interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Interest rates and interest rate formulae are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and in such Note, and, unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date (a "Regular Record Date").


 Fixed Rate Notes

     Each Fixed Rate Note will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on June 15 and December 15 of each year and the Regular Record Dates will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date or Maturity Date for any Fixed Rate Note is not a Business Day, payment of interest, premium, if any, or principal otherwise payable on such Fixed Rate Note will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date or Maturity Date to such next succeeding Business Day.


 Floating Rate Notes

     Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate
Note is being delivered, including: whether such Floating Rate Note is a Regular Floating Rate Note, an Inverse Floating Rate Note or a Floating Rate/Fixed Rate Note; the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates, Interest Reset Period, Regular Record Dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the specified Interest Rate Bases is LIBOR, the Index Currency, if any, as described below.

   The interest rate borne by the Floating Rate Notes will be determined as follows:

     (a) Unless such Floating Rate Note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Unless otherwise specified in the applicable Pricing Supplement, commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     (b) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will initially bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases
   (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (x) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate; and (y) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date (as defined in the applicable Pricing Supplement) to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified and the Floating Rate/Fixed Rate Note is still outstanding on such day, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     (c) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement. See "--Other Provisions, Addenda" below.

     Unless otherwise provided in the applicable Pricing Supplement, each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above or in a Pricing Supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate as determined on the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined on the Interest Determination Date immediately preceding the next preceding Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the CD Rate, (ii) the Commercial Paper Rate, (iii) the Federal Funds Rate, (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate, or (vii) such other Interest Rate Basis or interest rate formula as may be set in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing Supplement, until the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such

Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date. In addition, if so specified in the applicable Pricing Supplement, a Floating Rate Note may bear interest calculated based upon two or more Interest Rate Bases.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

     Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such interest rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, a Business Day that occurs in each week as specified in the applicable Pricing Supplement (with the exception of weekly reset Treasury Rate Notes, which will reset the Tuesday of each week except as specified below); (iii) monthly, a Business Day that occurs in each month as specified in the applicable Pricing Supplement; (iv) quarterly, a Business Day that occurs in each third month as specified in the applicable Pricing Supplement; (v) semiannually, a Business Day that occurs in each of two months of each year as specified in the applicable Pricing Supplement; and (vi) annually, a Business Day that occurs in one month of each year as specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until the Maturity Date shall be specified in the applicable Pricing Supplement as either the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the date immediately preceding the Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, in which case if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable Notes and (i) with respect to LIBOR Notes, "Business Day" shall also include a day on which dealings in U.S. dollars are transacted in the London Interbank Market (a "London Business Day"), (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars or ECUs, "Business Day" shall not include a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the Specified Currency, or (iii) with respect to Notes denominated in ECUs, "Business Day" shall also include a day that is designated as an ECU settlement day by the ECU Banking Association in Paris; provided that after the start of the third stage of the European economic and monetary union (expected to be January 1, 1999), the foregoing reference to an "ECU settlement day" shall be read as a reference to any day which the TransEuropean Real-Time Gross Settlement Express Transfer (TARGET) System is in place.

     A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Except as provided below or in an applicable Pricing Supplement, interest will be payable in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on a Business Day that occurs in each month, as specified in the applicable Pricing Supplement, (ii) quarterly, on a Business Day that occurs in each third month, as specified in the applicable Pricing Supplement,
(iii) semi-annually, on a Business Day that occurs in each of two months of each year as specified in the applicable Pricing Supplement and (iv) annually, on a Business Day that occurs in one month of each year, as specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day and no interest shall accrue for the period from and after such Interest Payment Date, except that if such Note is a LIBOR Note and if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding Business Day, and no interest shall accrue for the period from and after such Maturity Date.

     All percentages resulting from any calculation on Floating Rate Notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 5.876545% (or
 .05876545) would be rounded to 5.87655% (or .0587655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (i) the date of issue and (ii) the last day to which interest has been paid or duly provided for to and including the last date for which accrued interest is being calculated as described in the immediately preceding paragraph. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate. The accrued interest factor for Notes for which the interest rate may be calculated with reference to two or more Interest Rate Bases will be calculated in each period by selecting one such Interest Rate Basis for such period in accordance with the provisions of the applicable Pricing Supplement.

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the "Interest Determination Date." Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; and the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday on the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date then the related Interest Reset Date will instead be the first Business Day following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to each Interest Reset Date for such Floating Rate Note. Each Interest Rate Basis will be determined and compared on such date, and the applicable interest rate will take effect on the related Interest Reset Date, as specified in the applicable Pricing Supplement.

     Unless otherwise provided for in the applicable Pricing Supplement, The Chase Manhattan Bank will be the Calculation Agent (the "Calculation Agent," which term includes any successor calculation agent appointed by the Company), and for each Interest Reset Date will determine the interest rate with respect to any Floating Rate Note as described below. The Calculation Agent will notify the Company, the Paying Agent and the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The Trustee will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date relating to such Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Rate Basis with respect to Floating Rate Notes will be determined by the Calculation Agent as follows:

     CD Rate Notes. CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at "http:/www.bog.frb.fed.us/releases/H15/update" or any successor site or publication of the Board of Governors ("H.15 Daily Update") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such Interest Determination Date shall be the same as the CD Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Note, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper--Non-Financial." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in H.15 Daily Update under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate on such Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on such Interest Determination Date for commercial paper of the specified Index Maturity placed for a non-financial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the Calculation Agent; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as set forth above, the Commercial Paper Rate with respect to such Interest Determination Date shall be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                               D x 360
       Money Market Yield = ------------- x 100
                            360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds (effective)." If such rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on such Interest Determination Date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate with respect to such Interest Determination Date shall be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     LIBOR Notes. LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

     (i) With respect to an Interest Determination Date relating to a LIBOR Note, LIBOR will be the rate for deposits in the London interbank market in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date. If no rate appears on the Designated LIBOR Page, LIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

     (ii) With respect to an Interest Determination Date relating to a LIBOR Note to which the last sentence of clause (i) above applies, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time on such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such Interest Determination Date for loans made in the Index Currency to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time by three major banks in such Principal Financial Center selected by the Calculation Agent; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be the same as LIBOR in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     "Index Currency" means the currency (including currency units and composite currencies) specified in the applicable Pricing Supplement as the currency with respect to which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means the display on Page 3750 (or such other page as is specified in the applicable Pricing Supplement) of the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

     Unless provided otherwise in the applicable Pricing Supplement, "Principal Financial Center" will be the principal financial center of the country of the specified Index Currency, except that with respect to U.S. dollars and ECUs, the Principal Financial Center shall be The City of New York and Brussels, respectively.

     Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates. "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note, the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be the rate as published in H.15(519) under the heading "Treasury Bills-- secondary market," or any successor publication or heading. In the event such rate is not published by 3:00 p.m., New York City time, on such Calculation Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate with respect to such Interest Determination Date will be the same as the Treasury Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).



INDEXED NOTES

     Notes also may be issued with the principal amount payable at maturity or interest to be paid thereon, or both, to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of the Specified Currency relative to one or more other currencies, currency units or composite currencies specified in the Prospectus Supplement, or such other price or exchange rate as may be specified in such Note ("Indexed Notes"), as set forth in a Pricing Supplement relating to such Indexed Notes. In certain cases, holders of such Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Indexed Notes, or an interest rate that is greater than or less than the stated interest rate on the Indexed Notes, or both, depending upon the structure of the Indexed Note and the relative value on the Maturity Date or at the relevant Interest Payment Date, as the case may be, of the specified indexed item. Information as to the method for determining the principal amount payable on the Maturity Date, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

     An investment in Indexed Notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued by the Company at the same time, including the possibility that no interest will be paid, and, if the principal amount of an Indexed Note is indexed, the principal amount payable at maturity may be less than the original purchase price of such Indexed Note, including the possibility that no principal will be paid (but in no event shall the amount of interest or principal paid with respect to an Indexed Note be less than zero). Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. See "Foreign Currency Risks."


OPTIONAL REDEMPTION BY THE COMPANY

     Unless otherwise provided in the applicable Pricing Supplement, the Notes cannot be redeemed prior to maturity by the Company and will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the maturity date thereof only if an "Initial Redemption Date" is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined herein), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price" means, with respect to any Note, an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction specified therein, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline on each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. The Redemption Price of Original Issue Discount Notes is described below under "--Original Issue Discount Notes."

     Foreign Currency Notes may be subject to different restrictions on redemption. See "Special Provisions Relating to Foreign Currency Notes--Minimum Denominations, Restrictions on Maturities, Repayment and Redemption."


REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     The Notes will be repayable by the Company at the option of the holders thereof prior to maturity only if one or more "Optional Repayment Dates" is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or in part from time to time in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its corporate trust office (or such other address specified on the applicable Pricing Supplement or of which the Company shall from time to time notify the holders of Notes) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable. The repayment price of Original Issue Discount Notes is described below under "--Original Issue Discount Notes." Notwithstanding the foregoing, the Company will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Notes at the option of the holders thereof as described herein.


     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, beneficial owners of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must direct the participant of the Depositary through which they own their interest (each, a "Participant") to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable beneficial owner must so direct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, such beneficial owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from beneficial owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the Participant through which it owns its interest to transfer such beneficial owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus.


     Foreign Currency Notes may be subject to different restrictions on repayment. See "Special Provisions Relating to Foreign Currency Notes--Minimum Denominations, Restrictions on Maturities, Repayment and Redemption."


     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by the Company may, at its discretion, be held, resold or surrendered to the Registrar for cancellation.


DUAL CURRENCY NOTES


     Dual Currency Notes are Notes as to which the Company has a one time option, exercisable on a specified date (the "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms, of making all payments of principal, premium, if any, and interest after the exercise of such option, whether at maturity or otherwise (which payments would otherwise be made in the face amount currency of such Notes specified in the applicable Pricing Supplement), in the optional payment currency specified in the applicable Pricing Supplement ("Dual Currency Notes"). The terms of the Dual Currency Notes together with information as to the relative value of the face amount currency compared to the optional payment currency and as to tax considerations associated with an investment in Dual Currency Notes will also be set forth in the applicable Pricing Supplement.


     If the Company elects on any Option Election Date specified in the applicable Pricing Supplement to pay in the optional payment currency instead of the face amount currency, payments of interest, premium, if any, and principal made after such Option Election Date may be worth less, at the then-current exchange rate, than if the Company had made such payment in the face amount currency. See "Foreign Currency Risks."


RENEWABLE NOTES


     The Company may also issue from time to time variable rate renewable Notes ("Renewable Notes") which will mature on an Interest Payment Date specified in the applicable Prospectus Supplement unless the maturity of all or a portion of the principal amount thereof is extended in accordance with the procedures set forth in the applicable Pricing Supplement.

EXTENSION OF MATURITY


     The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years up to but not beyond the final Maturity Date set forth in such Pricing Supplement. If the Company has such option with respect to any such Fixed Rate Note, the procedures will be as set forth in the applicable Pricing Supplement.



AMORTIZING NOTES


     Amortizing Notes are Notes for which payments combining principal and interest are made in installments over the life of the Note ("Amortizing Notes"). Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.


ORIGINAL ISSUE DISCOUNT NOTES


     The Company may offer Notes ("Original Issue Discount Notes") from time to time at an issue price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an Original Discount Note and par is referred to herein as the "Discount." In the event of redemption, acceleration or acceleration of maturity of an Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note will be equal to the sum of (i) the issue price (increased by any accruals of Discount) and, in the event of any redemption by the Company of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.


     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code").


     Certain Original Issue Discount Notes may not be treated as having original issue discount for federal income tax purposes, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Tax
Considerations."

OTHER PROVISIONS, ADDENDA


     Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of Interest Rates Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.


GOVERNING LAW


     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES


GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, the following provisions shall apply to Foreign Currency Notes which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth herein and in the Prospectus. Notes denominated or payable in foreign currency units, including ECU, are Foreign Currency Notes.

     The ECU in which the Notes may be denominated or may be payable is the same as the ECU that is from time to time used as the unit of account of the European Community (the "EC"). Changes to the ECU may be made by the EC, in which event the ECU will change accordingly.

     Under Article 109g of the treaty establishing the European Community, as amended by the Treaty on European Union (the "Treaty"), the currency composition of the ECU may not be changed. The Treaty contemplates that European monetary union will occur in three stages, the second of which began on January 1, 1994 with the entry into force of the Treaty on European Union. The Treaty provides that, at the start of the third stage of European monetary union (which is expected to be January 1, 1999), the value of the ECU as against the currencies of the member states participating in the third stage will be irrevocably fixed, and the ECU will become a currency in its own right. In contemplation of that third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of that currency will be the euro and that, in accordance with the Treaty, substitution of the euro for the ECU will be at the rate of one euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of the Notes denominated or payable in the ECU will be payable in euro, and such payment will not constitute an Event of Default.

     Foreign Currency Notes may be issued as either Certificated Notes or Book-Entry Notes. Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds in the Specified Currency, as described below.


PAYMENT CURRENCY

     Unless otherwise indicated in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies. Therefore, unless otherwise indicated in the applicable Pricing Supplement, the exchange rate agent appointed by the Company and identified in the applicable Pricing Supplement (the "Exchange Rate Agent," which term includes any successor exchange rate agent appointed by the Company) will arrange for the conversion of U.S. dollars into a Specified Currency on behalf of any purchaser of a Foreign Currency Note to enable a prospective purchaser to deliver the Specified Currency in payment for such Foreign Currency Note. The Exchange Rate Agent must receive a request for any such conversion on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Note. All costs of such exchange will be borne by such purchaser.

     Unless otherwise specified on the applicable Pricing Supplement or unless the holder of such Foreign Currency Note elects to receive payments in the Specified Currency, payments made by the Company of principal of, premium, if any, and interest, if any, on a Foreign Currency Note will be made in U.S. dollars. Such U.S. dollar amount to be received by a holder will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of such Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes scheduled to receive U.S. dollar payment and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments to holders will be made in the Specified Currency.

     Unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive payment in such Specified Currency for all such payments and need not file a separate election for each such payment, and such election shall remain in effect until revoked by written notice to the Paying Agent at its corporate trust office in The City of New York received on a date prior to the Record Date for the relevant Interest Payment Date or at least 10 calendar days prior to the Maturity Date (or any Redemption Date or Repayment Date), as the case may be; provided, that such election is irrevocable as to the next succeeding payment to which it relates; if such election is made as to full payment on this Note, such election may thereafter be revoked so long as the Paying Agent is notified of the revocation within the time period set forth above.


     Banks in the United States offer non-U.S. dollar denominated checking or savings account facilities in the United States only on a limited basis. Accordingly, unless otherwise indicated in the applicable Pricing Supplement, payments of principal of, premium, if any, and interest, if any, on, Foreign Currency Notes to be made in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States, unless alternative arrangements are made.


     Except as set forth below with respect to Notes denominated or payable in ECU or currencies of European Community member states participating in the third stage of European monetary union, if a Specified Currency (other than the U.S. dollar) in which this Note is denominated or payable: (i) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (ii) is a currency unit and such currency unit ceases to be used for the purposes for which it was established, or (iii) is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, in each such case as determined in good faith by the Company, then with respect to each date for the payment of principal of and interest, if any, on this Note denominated or payable in such Specified Currency occurring after the last date on which such Specified Currency was so used (the "Conversion Date"), the U.S. dollar or such Foreign Currency or currency unit as may be specified by the Company (the "Substitute Currency") shall become the currency of payment for use on each such payment date (but such Specified Currency shall, at the Company's election, resume being the currency of payment on the first such payment date preceded by 15 Business Days during which the circumstances which gave rise to the change of currency no longer prevail, in each case as determined in good faith by the Company). The Substitute Currency amount to be paid by the Company to the Trustee and by the Trustee or any Paying Agent to the Holder of this Note with respect to such payment date shall be the Currency Equivalent or Currency Unit Equivalent (each as defined below) of the Specified Currency as determined by the Exchange Rate Agent (which determination shall be delivered in writing to the Trustee not later than the fifth Business Day prior to the applicable payment date) as of the Conversion Date or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 days before such payment date (such Conversion Date or date preceding a payment date as aforesaid being called the "Valuation Date"). Any payment in a Substitute Currency under the circumstances described above will not constitute an Event of Default.


     The "Currency Equivalent" shall be determined by the Exchange Rate Agent as of each Valuation Date and shall be obtained by converting the Specified Currency (unless such Specified Currency is a currency unit) into the Substitute Currency at the Market Exchange Rate (as defined below) on the Valuation Date.


     The "Currency Unit Equivalent" shall be determined by the Exchange Rate Agent as of each Valuation Date and shall be the sum obtained by adding together the results obtained by converting the Specified Amount of each initial Component Currency into the Substitute Currency at the Market Exchange Rate on the Valuation Date for such Component Currency.

   As used herein:

     (a) "Component Currency" means any currency which, on the Conversion Date, was a component currency of the relevant currency unit, including without limitation ECU;

     (b) "Market Exchange Rate" means, as of any date, for any currency or currency unit the noon U.S. dollar buying rate for that currency or currency unit, as the case may be, for cable transfers quoted in New York City on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more currencies or currency units for which an Exchange Rate is required, the Exchange Rate Agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York City or in the country of issue of the currency or currency unit in question, or such other quotations as the Exchange Rate Agent shall deem appropriate. Unless otherwise specified by the Exchange Rate Agent if there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a nonresident issuer of securities designated in such currency or currency unit would, as determined in its sole discretion and without liability on the part of the Exchange Rate Agent, purchase such currency or currency unit in order to make payments in respect of such securities;

     (c) "Specified Amount" of a Component Currency means the number of units (including decimals) which such Component Currency represented in the relevant currency unit, on the Conversion Date or, if ECU and such currency unit is being used for settlement of transactions by public institutions of or within the European Communities or was so used after the Conversion Date, the Valuation Date or the last date the currency unit was so used, whichever is later. If after such date the official unit of any Component Currency is altered by way of combination or subdivision, the Specified Amount of such Component Currency shall be divided or multiplied in the same proportion. If after such date two or more Component Currencies are consolidated into a single currency, the respective Specified Amounts of such Component Currencies shall be replaced by an amount in such single currency equal to the sum of the respective Specified Amounts of such consolidated Component Currencies expressed in such single currency, and such amount shall thereafter be a Specified Amount and such single currency shall thereafter be a Component Currency. If after such date any Component Currency shall be divided into two or more currencies, the Specified Amount of such Component Currency shall be replaced by specified amounts of such two or more currencies, the sum of which, at the Market Exchange Rate of such two or more currencies on the date of such replacement, shall be equal to the Specified Amount of such former Component Currency and such amounts shall thereafter be Specified Amounts an such currencies shall thereafter be Component Currencies.

     All determinations referred to above made by the Company or its agents shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

     Specific information about the currency, currency unit or composite currency in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable Pricing Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.


 Notes Denominated in the Currencies of EC Member Countries

     If, pursuant to the Treaty, one or more of the Austrian schilling, Belgian franc, Danish krone, Dutch guilder, Finish markka, French franc, German mark, Greek drachma, Irish pound, Italian lire, Luxembourg franc, Pound sterling, Portuguese escudo, Spanish peseta or Swedish krona is replaced by the euro, then all payments in respect of Notes denominated in such currencies shall be effected in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty and such payment will not constitute an Event of Default.

MINIMUM DENOMINATIONS, RESTRICTIONS ON MATURITIES, REPAYMENT AND REDEMPTION


     Notes denominated in Specified Currencies other than U.S. dollars will have such minimum denominations and be subject to such restrictions on maturities, repayment and redemption as are set forth in the applicable Pricing Supplement. Any other restrictions applicable to Notes denominated in Specified Currencies other than U.S. dollars, including restrictions related to the distribution of such Notes, will be set forth in the related Pricing Supplement.

                             FOREIGN CURRENCY RISKS

     This Prospectus Supplement and any applicable Pricing Supplement do not describe all of the possible risks of an investment in Foreign Currency Notes or Indexed Notes whose payment will be made in, or affected by the value of, a foreign currency or a composite currency. You should not invest in such Notes if you are not knowledgeable about foreign currency and indexed transactions. You should consult your own financial and legal advisors about such risks as such risks may change from time to time.


     We are providing the following information for the benefit of U.S. residents. If you are not a U.S. resident, you should consult your own financial and legal advisors before investing in any Notes.


EXCHANGE RATES AND EXCHANGE CONTROLS


     A Note denominated in, or affected by the value of, a currency other than U.S. dollars has additional risks that don't exist for U.S. dollar denominated Notes. The most important risks are (i) possible changes in exchange rates between the U.S. dollar and the other currency after the issuance of the Note and (ii) imposition or modification of foreign exchange controls by either the U.S. government or foreign governments. Such risks generally depend on economic and political events over which the Company has no control.


     Exchange rates have fluctuated greatly in recent years and are likely to continue to fluctuate. These fluctuations are caused by economic forces as well as political factors. However, you cannot predict future fluctuations based on past exchange rates. If the foreign currency decreases in value relative to the U.S. dollar, the yield on a Foreign Currency Note or currency-linked Indexed Note for a U.S. investor will be less than the coupon rate and you may lose money at maturity or if you sell the Note. In addition, you may lose all or most of your investment in a currency-linked Indexed Note as a result of changes in exchange rates.


     Governments often impose exchange controls which can affect exchange rates or the availability of the foreign currency to make payments of principal and interest on the Notes. If the specified foreign currency is not available, the Company would make the required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of a recent date. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency".


FOREIGN CURRENCY JUDGEMENTS


     The Indenture and the Notes are governed by New York State law. If you bring a lawsuit in a New York State court or in a Federal court located in New York State for payment of a Foreign Currency Note, the court would award a judgment in the foreign currency and convert the judgment into U.S. dollars on the date of the judgment. U.S. courts located outside New York State would probably award a judgment in U.S. dollars but it is unclear what rate of exchange they would use.

                       UNITED STATES TAX CONSIDERATIONS

     In the opinion of Davis Polk & Wardwell, special tax counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, persons who have ceased to be United States Citizens or to be taxed as resident aliens, or United States Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Finally, this summary does not discuss Original Issue Discount Notes (as defined below for the purposes of this summary) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this summary under "United States Tax Considerations," the term "United States Holder" means an owner of a Note that is for United States federal income tax purposes, (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens and long term residents of the United States.

     As used in this summary under "United States Tax Considerations," the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     As used in this summary under "United States Tax Considerations," the term "Original Issue Discount Note" has the meaning described under "--Original Issue Discount Notes" below. Certain Notes that constitute "Original Issue Discount Notes" for purposes of other portions of this Prospectus Supplement may not be treated as Original Issue Discount Notes for purposes of this summary, and Notes other than those constituting "Original Issue Discount Notes" for purposes of other portions of this Prospectus Supplement may be treated as Original Issue Discount Notes for purposes of this summary. See "Description of Notes--Original Issue Discount Notes" above.


TAX CONSEQUENCES TO UNITED STATES HOLDERS


 PAYMENTS OF INTEREST

     Interest paid on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Note and will be taxed in the manner described below under "--Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes (including certain Floating Rate Notes and Indexed Notes), Notes the principal of which and the interest on which are denominated in or determined by reference to a single foreign currency or the ECU

("Foreign Currency Notes"), Notes (other than Foreign Currency Notes) the principal of which or the interest on which (or both) is determined using a formula based on the exchange rate of one or more foreign currencies, currency units or composite currencies ("Currency Indexed Notes"), and Dual Currency Notes are described under "--Original Issue Discount Notes," "--Foreign Currency Notes" and "--Currency Indexed Notes and Dual Currency Notes" below.


 ORIGINAL ISSUE DISCOUNT NOTES

     For purposes of the summary under "United States Tax Considerations," a Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the Company) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, interest unconditionally payable at least annually with respect to Floating Rate Notes may in certain circumstances be treated as qualified stated interest. Ordinarily, interest payable at least annually at a single Interest Rate Basis that can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, such as the CD Rate, Commercial Paper Rate, Eleventh District Cost of Funds Rate, Federal Funds Rate, LIBOR, Prime Rate, CMT Rate and the Treasury Rate, plus or minus a fixed Spread (or a fixed rate minus one of the above Interest Rate Bases) will generally be treated as qualified stated interest. However, special tax considerations (including possible original issue discount and contingent debt treatment (see below)) may arise with respect to Floating Rate Notes providing for (i) interest not unconditionally payable at least annually, (ii) interest payable at more than one Interest Rate Basis, (iii) interest payable at a fixed rate followed or preceded by an Interest Rate Basis or Bases, (iv) a Spread Multiplier, (v) a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note, or (vi) an interest rate, the average value of which during the first half of the Note's term is reasonably expected to be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Purchasers of Floating Rate Notes should consult their tax advisors since the tax consequences will depend, in part, on the particular terms of the purchased Note.

     Prospective Holders of Indexed Notes or Floating Rate Notes providing for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement and should consult their tax advisers regarding the federal income tax consequences of ownership and disposition of such Notes.


     If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A United States Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the United States Holder's method of accounting for federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note." In general, a cash method United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. United States Holders who make such an election, United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such United States Holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Under the OID Regulations, a United States Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, and unstated interest, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest.

     Original Issue Discount Notes that are redeemable by the Company or repayable at the option of the United States Holder prior to maturity may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

 SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such United States Holder, increased by the amounts of any original issue discount previously includible in income by the United States Holder with respect to such Note and reduced by any amortizable bond premium used to offset qualified stated interest and certain bond premium allowed as a deduction and any principal payments received by the United States Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Subject to the discussion under "--Foreign Currency-Denominated Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the United States Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "--Original Issue Discount Notes" above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a U.S. Holder purchases a Note for an amount that is greater than the amount payable at maturity, the U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium over the remaining term of the Note, based on the U.S. Holder's yield to maturity with respect to the Note as determined under the bond premium rules. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the U.S. Holder's income with respect to the Note in that accrual period. Under recently promulgated regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder's prior interest inclusions on the Note. Any excess is generally carried forward and allocable to the next accrual period. A Holder who elects to amortize bond premium must reduce his tax basis in the Note as described above under "Sale, Exchange or Retirement of the Notes". An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent of the Internal Revenue Service. The recent regulations provide limited automatic consent for a U.S. Holder to change its method of accounting for bond premium to the constant yield method if the change is made for the first taxable year (by a statement on the relevant return) for which the U.S. Holder must account for a bond under the recent regulations.

     If a United States Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the United States Holder's debt instruments with amortizable bond premium acquired in the same or a later taxable year and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

 FOREIGN CURRENCY NOTES

     A United States Holder who uses the cash method of accounting and who receives a payment of interest in a foreign currency with respect to a Foreign Currency Note (other than an Original Issue Discount Note on which original issue discount is accrued on a current basis (except to the extent any qualified stated interest is received)) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency. A cash method United States Holder who receives such a payment in U.S. dollars pursuant to an option available under such a Foreign Currency Note will be required to include the amount of such payment in income upon receipt.

     To the extent the above paragraph is not applicable, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that is required to be accrued with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a United States Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account under the applicable rules described above will reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such United States Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount (as determined pursuant to regulations under Code Section 988) of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the United States Holder or the "qualified business unit" of the United States Holder on whose books the
Note is properly reflected. Any gain or loss realized by such a United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the United States Holder's income).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Treasury regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

 CURRENCY INDEXED NOTES AND DUAL CURRENCY NOTES

     The federal income tax considerations associated with an investment in Indexed Notes and Dual Currency Notes will be set forth in the applicable Pricing Supplement with respect to such Notes.

 EXTENSION OF MATURITY AND RESET OF INTEREST RATE

     While it is not free from doubt, under Treasury regulations promulgated by the Internal Revenue Service the reset of the interest rate on, or the extension of the maturity of, a Note pursuant to its original terms generally should not be viewed as a taxable exchange. United States Holders should consult with their own tax advisors as to the federal income tax consequences of such a reset or extension.

 BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax liability and may entitle such United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.


TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     Under present United States federal tax law, and subject to the discussion below concerning Indexed Notes and backup withholding:

     (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such United States Alien Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such United States Alien Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or
   (ii) such gain is effectively connected with the conduct by such United States Alien Holder of a trade or business in the United States.

     (c) a Note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     The rules described in subparagraphs (a) and (c) above will not apply to contingent interest if the amount of such interest is contingent interest described in Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of financial performance of the Company or a related person).

     The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a

United States person and provides its name and address, and (i) such beneficial owner files such Form W-8 with the withholding agent or (ii) in the case of a Note held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8 from the United States Alien Holder and furnishes the withholding agent with a copy thereof. With respect to Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the Internal Revenue Service, for interest (including Original issue discount) and disposition proceeds paid with respect to a Note after December 31, 1999, the foreign partnership will be required (and may be permitted earlier), in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

     If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States Holder. See "--Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a United States Alien Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form 4224 (or, by January 1, 2000, a Form W-8) to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

     Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain noncorporate United States persons. Under current Treasury regulations, backup withholding will not apply to payments made by the Company or any paying agent thereof on a
Note if the certifications required by Sections 871(h) and 881(c) are received and the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the United States Alien Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such United States Alien Holder's United States federal income tax liability and may entitle such United States Alien Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.


     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE UNITED STATES HOLDERS AND UNITED STATES ALIEN HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.


                             PLAN OF DISTRIBUTION


     This Prospectus Supplement has been prepared for use by DLJSC in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act a principal or agent in such transactions. DLJSC and certain other Agents have advised the Company that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

===============================================================================

October 30, 1998











                      DONALDSON, LUFKIN & JENRETTE, INC.

                                 $500,000,000


                       MEDIUM-TERM NOTES DUE NINE MONTHS
                           OR MORE FROM DATE OF ISSUE






                   ----------------------------------------
                             PROSPECTUS SUPPLEMENT
                   ----------------------------------------










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We have not authorized any dealer, salesperson or other person to give you any written information other than this prospectus or to make any oral representations as to matters that are not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell or a solicitation of your offer to buy the securities in any jurisdiction in which that is not authorized, or in which the person making the offer or solicitation is not permitted to do so, or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create any implication that the information contained herein or the affairs of the company have not changed since the date hereof.

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